NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

SUMMARY: United Capital Corp. Reports Fourth Quarter and Year End Results

COMPANY CONTACT: Anthony J. Miceli Chief Financial Officer (516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, February 25, 2008…   United Capital Corp. (AMEX:AFP) today reported results for the fourth quarter and year ended December 31, 2007.

Total revenues for the fourth quarter increased 16% to $18.3 million, compared to $15.8 million in the comparable quarter of 2006.  Income from continuing operations and net income for the current quarter were both $3.4 million or $.42 per basic share.

For the year ended December 31, 2007, total revenues were $72.0 million, an increase of 10% over total revenues of $65.3 million for 2006.  Income from continuing operations before income taxes increased 35% to $26.6 million for the current year, compared to $19.7 million in the prior year.  Net income for the year ended December 31, 2007 was $27.5 million or $3.32 per basic share.

The increase in total revenues for both the quarter and full year are primarily due to the May 2007 acquisition of the Radisson Hotel-Utica Centre in Utica, New York.

In addition, the results of the current year include $9.5 million in gains on the sale of real estate, on a net of tax basis, above those recognized in the prior year.  The 2007 results also include a $5.7 million net gain from a condemnation award related to a property previously taken by the City of New York.

In commenting on the results, A.F. Petrocelli, Chairman of United Capital Corp. noted, “Another strong year has improved the financial strength and liquidity of United Capital.  We continue to enhance the value of our property portfolio; including properties we purchased in January 2008, we have re-invested $30 million in the purchase of select properties over the past twelve months.”

During 2007, United Capital increased its working capital and stockholders’ equity by 23% and 11% to over $172 million and $198 million, respectively.

Certain statements in this press release and other statements made by the Company or its representatives that are not strictly historical facts are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment.  The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.  The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.  See our 2006 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

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TABLE FOLLOWS

UNITED CAPITAL CORP. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS
 (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Revenues	$18,284	$15,806	$72,036	$65,260
Operating income	$3,116	$3,097	$13,339	$11,128
Other income	$2,285	$4,099	$13,222	$8,538
Income from continuing operations before income taxes	$5,401	$7,196	$26,561	$19,666
Provision (benefit) for income taxes	$1,958	$2,612	$9,016	$(10,379)
Income from continuing operations	$3,443	$4,584	$17,545	$30,045
Income from discontinued operations	$—	$63	$9,991	$515
Net income	$3,443	$4,647	$27,536	$30,560

Basic earnings per share:
Income from continuing operations	$.42	$.55	$2.12	$3.62
Income from discontinued operations	—	.01	1.20	.06
Net income per share	$.42	$.56	$3.32	$3.68

Diluted earnings per share:
Income from continuing operations	$.35	$.44	$1.72	$2.94
Income from discontinued operations	—	.01	.98	.05
Net income per share assuming dilution	$.35	$.45	$2.70	$2.99

Weighted average shares:
Basic	8,294	8,278	8,290	8,299
Diluted	9,950	10,306	10,185	10,217